Exhibit 99.2

[skywest, inc. logo]

Confidential

April 7, 2008

Mr. James B. Ream
Chief Executive Officer and President
ExpressJet Holdings, Inc.
700 North Sam Houston Parkway, Suite 200
Houston, Texas  77067

Mr. George R. Bravante, Jr.
Chairman
ExpressJet Holdings, Inc.
700 North Sam Houston Parkway, Suite 200
Houston, Texas  77067

Dear Jim and George:

            I enjoyed speaking with each of you by phone earlier today regarding this letter.  On behalf of the Board of Directors of SkyWest, Inc., I am writing to express our interest in acquiring ExpressJet Holdings, Inc. (“ExpressJet”) and to make a proposal for such a transaction.  This transaction would represent a compelling combination and excellent strategic fit for our companies, and create superior value for our respective stockholders.

            We are prepared to acquire all of the outstanding shares of ExpressJet common stock at a purchase price of $3.50 per share in cash.  This represents a significant 59% premium over ExpressJet’s closing price today and a 63% premium over ExpressJet’s average closing price for the last 30 days.  We believe that $3.50 per share is a full and fair price for ExpressJet’s common stock and provides an attractive opportunity for your stockholders to maximize the value of their investment in ExpressJet.  This transaction would not be subject to a financing condition or approval by our stockholders.  We would finance the purchase price with existing cash on hand and, if appropriate, other readily available financing.

            We have negotiated a new capacity purchase agreement with Continental Airlines, Inc., which will become effective upon satisfactory completion of due diligence and consummation of the proposed transaction.  In connection with that agreement, Continental would consent to the change of control that would occur upon the consummation of the proposed transaction.  For your information, Continental has informed us that they are not in discussions with any other carrier regarding a Capacity Purchase Agreement.

            We believe that our proposal would be in the best interests of ExpressJet and its stockholders, particularly given the uncertainty in the airline sector, the high price of oil and, as outlined in your public filings, the risks of your business related to your relationship with Continental.  We also believe that our proposal would be beneficial to other ExpressJet constituencies.  Additionally, we believe our proposal is compelling given your current cash burn rate and the need to satisfy the redemption of approximately $130 million of convertible notes this summer.

            We have engaged Raymond James as our financial advisor and Parr Waddoups and Skadden Arps as legal counsel to advise us in this transaction.  We and our advisors are ready to meet with you and your advisors at any time to discuss all aspects of our proposal and to answer any questions you or they may have about the proposal.

            This proposal is subject to reaching a mutually satisfactory definitive acquisition agreement, our completion of due diligence, the completion by Continental of due diligence and final approval of the transaction and Capacity Purchase Agreement by our Board of Directors.  We would like to commence the due diligence and negotiation of an acquisition agreement as soon as possible.  Given our familiarity with your business and the industry, we are confident that once our management team and legal and financial advisors are given access to ExpressJet’s books and records, they will be able to complete their due diligence on an expeditious and accelerated basis.  Continental will coordinate its due diligence efforts with you.

            This proposal is also conditioned upon ExpressJet obtaining a clarification and/or amendment, satisfactory to us, to the collective bargaining agreement (the “CBA”) between ExpressJet Airlines, Inc. and the pilots in the service of ExpressJet Airlines, as represented by the Air Line Pilots Association, International (“ALPA”), dated December 1, 2004.  First, we need clarification that nothing in the CBA (including, but not limited to, Section 1.D.3) would obligate us to merge the operations of ExpressJet Airlines with those of any or all of our currently-owned airline subsidiaries, or any airline subsidiaries we may acquire in the future, or otherwise apply to us or any of our subsidiaries or affiliates (other than ExpressJet and its subsidiaries).  Secondly, we need the agreement of ALPA that the certain undated letter among ExpressJet, XJT Holdings, Inc., ALPA and the ExpressJet MEC, appended as pages 223 through 226 of the CBA, shall be revoked and deemed null and void, prior to the conclusion of the acquisition.

            To effect this transaction, we and a newly-formed wholly owned subsidiary would enter into a definitive acquisition agreement with ExpressJet.  Assuming that the conditions relating to the amendment of ExpressJet’s CBA discussed in the preceding paragraph has been fulfilled, we would be prepared to structure the transaction as a first-step tender offer followed by a second-step acquisition.  The tender offer would be conditioned on the tender of a majority of the fully-diluted shares of ExpressJet’s common stock, the receipt of all necessary regulatory approvals, the absence of a material adverse change and other customary conditions.  In order to allow for a second-step “short form” acquisition, we also would anticipate receiving a customary “top up option” to purchase an amount of ExpressJet common stock that, when added to the number of shares owned by SkyWest at the time of exercise of the option, constitutes one share more than 90% of the fully diluted shares of ExpressJet common stock.  We and our legal counsel have completed a preliminary review of the transaction in light of regulatory approvals and do not foresee any impediments to the completion of the transaction.

            Subject to events as they may develop, and depending upon ExpressJet’s response to our proposal, we hope to be able to discuss this with you and your Board on a non-public basis.  We ask that you advise us of any plan by you to make our proposal public prior to doing so.

            We hope you share our enthusiasm for the proposed transaction and we look forward to hearing from you.  Please contact me as promptly as possible to discuss how we may best proceed, and in any event, please respond by next Monday, April 14th.

Sincerely yours,

Jerry C. Atkin
Chairman and Chief Executive Officer
SkyWest, Inc.